AMERICAN BEACON GROSVENOR LONG/SHORT FUND
A Series of American Beacon Funds

220 East Las Colinas Boulevard, Suite 1200
Irving, Texas 75039

INFORMATION STATEMENT

This document is an Information Statement for the shareholders of the American Beacon Grosvenor Long/Short Fund (“Fund”).  On August 23, 2017, the Board of Trustees (“Trustees” or “Board”) of the American Beacon Funds (“Trust”) approved the hiring of Electron Capital Partners, LLC (“Electron”) as a new sub-advisor to the Fund.  Electron is expected to begin managing a portion of the Fund’s assets on or about December 1, 2017.  Grosvenor Capital Management, L.P. (the “Lead Sub-Advisor”), the Fund’s lead sub-advisor, allocates the Fund’s remaining assets among the following sub-advisors: Basswood Capital Management, LLC, Impala Asset Management LLC, Incline Global Management, LLC, Pine River Capital Management L.P. (“Pine River”), River Canyon Fund Management LLC, and Tremblant Capital LP (together with Electron, the “Sub-Advisors”).  Effective on or about November 17, 2017, Pine River will no longer serve as a sub-advisor of the Fund. The appointment of Electron has not resulted in any changes to the Fund’s investment objective or strategies, or the management fee rate paid by the Fund to American Beacon Advisors, Inc. (“Manager”).  The Manager pays the fees of the Lead Sub-Advisor and the Lead Sub-Advisor pays the fees of the Sub-Advisors.

The Information Statement is being furnished by the Board of the Trust in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission (“SEC Order”).  Pursuant to the SEC Order, the Manager and the Trust, on behalf of the Fund, are permitted to enter into new or modified advisory agreements with existing or new unaffiliated sub-advisors with the approval of the Board, but without approval of Fund shareholders.

The purpose of this Information Statement is to provide you with information about Electron.  This information statement also discusses the terms of the investment advisory agreement among Electron, the Manager and the Lead Sub-Advisor, dated August 24, 2017 (“Agreement”).  No action is required of you.  We Are Not Asking You For a Proxy and You Are Requested Not To Send Us a Proxy.

INTRODUCTION

The Manager is located at 220 East Las Colinas Boulevard, Suite 1200, Irving, Texas 75039.  The Manager serves as the Fund’s investment manager and administrator.  In this capacity, the Manager, among other things, is responsible for general management and investment of the Fund's assets and develops the Fund’s overall investment strategies in consultation with the Lead Sub-Advisor. The Lead Sub-Advisor, among other things, selects and recommends Sub-Advisors to the Manager and the Board and, subject to the Manager's authority to determine otherwise, allocates the Fund’s assets among one or more Sub-Advisors. The Manager retains the authority to decline to retain any Sub-Advisor recommended by the Lead Sub-Advisor.

The issued and outstanding shares of the Fund as of the Record Date are set forth in Appendix A.  Please see Appendix B for a listing of shareholders deemed to own beneficially more than 5% of the shares of the Fund as of the Record Date.  As of the Record Date, the Trustees and officers of the Fund, as a group, owned less than 1% of the outstanding shares of beneficial interest of the Fund.

You may obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report to Shareholders, free of charge, by writing to American Beacon Funds at P.O. Box 219643, Kansas City, MO 64121, by calling 1-800-658-5811 or by visiting www.americanbeaconfunds.com.

APPOINTMENT OF ELECTRON PARTNERS, LLC

At its August 22-23, 2017 meetings, the Board considered the approval of the Agreement.  Prior to the meetings, the Board reviewed information provided by Electron in response to requests from the Board and/or the Manager in connection with the Board’s consideration of the Agreement, and the Investment Committee of the Board met with representatives of Electron.  Also in attendance at that meeting were representatives of the Manager and the Lead Sub-Advisor, who explained the basis for the Lead Sub-Advisor’s recommendation of Electron.

Provided below is an overview of the primary factors the Board considered at its August 22-23, 2017 meetings at which the Board considered the approval of the Agreement.  In determining whether to approve the Agreement, the Board considered, among other matters, the following factors: (1) the nature and quality of the services to be provided; (2) the investment performance of a hedge fund managed by Electron (the “Electron Fund”); (3) the extent to which economies of scale, if any, have been taken into account in setting the fee schedule; (4) whether fee levels reflect these economies of scale, if any, for the benefit of investors; (5) comparisons of services and fees with contracts entered into by Electron with other clients; and (6) any other benefits anticipated to be derived by Electron from its relationship with the Fund.  In addition, the Board considered that Electron would be compensated for its services exclusively by the Lead Sub-Advisor from its fixed rate advisory fee, and not by the Fund.

The Board did not identify any particular information that was most relevant to its consideration of the Agreement, and each Trustee may have afforded different weight to the various factors.  Legal counsel to the independent Trustees provided the Board with a memorandum regarding its responsibilities pertaining to the approval of investment advisory contracts, such as the Agreement.  The memorandum explained the regulatory requirements surrounding the Trustees’ process for evaluating investment advisors and the terms of investment advisory contracts.  Based on its evaluation, the Board unanimously concluded that the terms of the Agreement were reasonable and fair and that the approval of the Agreement was in the best interests of the Fund.

Nature, extent and quality of the services to be provided by Electron.  The Board considered information regarding Electron’s principal business activities, its reputation, financial condition and overall capabilities to perform the services under the Agreement.  In addition, the Board considered the background and experience of the personnel who will be assigned responsibility for managing Electron’s allocation of the Fund.  The Board also considered Electron’s investment resources, infrastructure and the adequacy of its compliance program.  In addition, the Board took into consideration that the Lead Sub-Advisor had recommended Electron and the Manager had not identified any issues that would warrant a contrary recommendation by it.  The Board considered Electron’s representation regarding the strength of its financial condition and that its current staffing levels were adequate to service the Fund.  Based on this information, the Board concluded that the nature, extent and quality of the advisory services to be provided by Electron were appropriate for the Fund in light of its investment objective, and, thus, supported a decision to approve the Agreement.

Performance of Electron. The Board evaluated the information provided by Electron regarding the performance of its Electron Fund relative to the performance of the MSCI World Utilities Index and the S&P 500 Index.     The Board considered Electron’s representation that, for the periods ended June 30, 2017, the Electron Fund: (i) outperformed the MSCI World Utilities Index for the 1- and 3- year and since-inception periods; underperformed the MSCI World Utilities Index for the 5-year period; underperformed the S&P 500 Index for the 1-, 3-, and 5-year periods; and outperformed the S&P 500 Index for the since-inception period.  The Board considered Electron’s representation that, due to the design of its strategy, the Electron Fund may occasionally underperform during periods of sharply rising equity markets.  The Board also considered Electron’s representation that the Fund’s strategy would not be identical to that of the Electron Fund and that Electron does not currently manage any other accounts in a strategy that is similar to that of the Fund.  Based on the foregoing information, the Board concluded that the historical investment performance record of Electron supported approval of the Agreement.

Comparisons of the amounts to be paid under the Agreement with those under contracts between Electron and its other clients.  In evaluating the Agreement, the Board reviewed the proposed advisory fee rate for services to be performed by Electron on behalf of the Fund.  The Board considered Electron’s representation that it does not provide comparable services to its other clients. The Board also considered Electron’s representation that the investment advisory fee rate proposed for the Fund is lower than the standard fee for the Electron Fund and the fee rate charged by Electron to any other fee-based account.  After evaluating this information, the Board concluded that the advisory fee rate under the Agreement was reasonable in light of the services to be provided to the Fund.

Costs of the services to be provided and profits to be realized by Electron and its affiliates from its relationship with the Fund.  The Board did not consider the costs of the services to be provided and profits to be realized by Electron from its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Manager, Electron and the Lead Sub-Advisor with respect to the negotiation of the advisory fee rate on behalf of the Fund.

Economies of Scale.  The Board considered Electron’s representation that potential future economies of scale were reflected in the proposed investment advisory fee rate under the Agreement.

Benefits to be derived by Electron from the relationship with the Fund.  The Board considered the “fall-out” or ancillary benefits that might accrue to Electron as a result of its relationship with the Fund, including Electron’s representation that it may receive soft dollar benefits in connection with Fund transactions.    Based on the foregoing information, the Board concluded that the potential benefits accruing to Electron by virtue of its relationship with the Fund appear to be fair and reasonable.

Board’s Conclusion.  Based on the various considerations described above, the Board, including a majority of Trustees who are not “interested persons” of the Fund, the Manager, the Lead Sub-Advisor or Electron, as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”), concluded that the proposed investment advisory fee rate is fair and reasonable and that the approval of the Agreement is in the best interests of the Fund and approved the Agreement.

DESCRIPTION OF THE INVESTMENT ADVISORY AGREEMENT
The Agreement among the Manager, Electron, and the Lead Sub-Advisor, which is dated August 24, 2017, will continue in effect for an initial term of two years.  After the initial two-year term, the Agreement will continue in effect only if it is approved annually by the Board or by the vote of the shareholders of a majority of the outstanding shares of the Fund, and also, in either event, by a majority of the independent Trustees.

The material terms of the Agreement are substantially the same as the material terms of the investment advisory agreement (the “Prior Agreement”) among the Manager, the Lead Sub-Advisor, and Passport Capital, LLC (“Passport”), a prior sub-advisor of the Fund. Under the Agreement, Electron will manage a portion of the Fund’s assets allocated to it by the Lead Sub-Advisor.  The amount of assets allocated to Electron may be changed by the Lead Sub-Advisor at any time subject to the Manager's authority to determine otherwise.  Electron has discretion pursuant to the Agreement to purchase and sell securities for its allocated segment of Fund assets in accordance with the Fund's objectives, policies and restrictions, and the more specific guidelines provided by the Manager and the Lead Sub-Advisor. Electron will be subject to general supervision by the Board and officers of the Fund, the Manager, and the Lead Sub-Advisor.  With the appointment of Electron, the management fee rate of 1.85% of the Fund’s average daily net assets for the fiscal year ended January 31, 2017 has remained the same.  The Manager pays the fees of the Lead Sub-Advisor and the Lead Sub-Advisor pays the fees of the Sub-Advisors.

The Agreement does not protect Electron against any liability to the Fund or its shareholders to which Electron might be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and/or duties under the Agreement.  The Agreement will automatically and immediately terminate upon its assignment and may be terminated without penalty at any time by the Manager or the Lead Sub-Advisor, or by vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Fund, on not less than thirty days’ nor more than sixty days’ written notice.  Electron may also terminate the Agreement without penalty upon sixty days’ written notice to the Manager and the Lead Sub-Advisor.

INFORMATION ABOUT ELECTRON PARTNERS, LLC.
Electron, located at 599 Lexington Ave., Floor 38, New York, NY 10022, is an investment management company with assets under management of $750 million as of October 1, 2017.

The following table provides the name and principal occupation of the directors and executive officers of Electron. The address of each of the directors and executive officers as it relates to that person’s position with Electron is 599 Lexington Ave., Floor 38, New York, NY 10022.

Electron Capital Partners, LLC	Principal Occupation*

Electron Principals (IM), LLC	Member

James Shaver	Managing Member

*None of the principal executive officers and directors of Electron listed above have other principal employment other than their respective positions with Electron or positions with Electron affiliates.

Electron currently does not advise any funds that are registered under the 1940 Act.  Therefore, information with respect to the advisory fees charged by Electron to comparable funds subject to the 1940 Act is not provided.

INFORMATION ABOUT THE FUND’S INVESTMENT SUB-ADVISORS
The Fund’s investment advisors serve as investment advisors with respect to the portion of Fund assets allocated to them, pursuant to separate investment advisory agreements.  The assets of the Fund currently are allocated to the following investment advisors:

Grosvenor Capital Management, L.P.
Basswood Capital Management, LLC
Electron Capital Partners, LLC
Impala Asset Management LLC
Incline Global Management, LLC
Pine River Capital Management L.P.*
River Canyon Fund Management LLC
Tremblant Capital LP

* Effective on or about November 17, 2017 Pine River will no longer serve as a sub-advisor of the Fund.

Assets are allocated among investment advisors to provide diversification and to reduce the possible impact of any one investment advisor’s sub-par performance on the performance of the Fund.

The Prior Agreement was terminated effective May 30, 2017 due to concerns regarding the performance of the portion of the Fund managed by Passport.  If the assets that were allocated to Passport had been allocated to Electron during the Fund’s fiscal year ended January 31, 2017, the management fee paid by the Fund to the Manager would have remained the same.  The Manager pays the fees of the Lead Sub-Advisor and the Lead Sub-Advisor pays the fees of the Sub-Advisors.

PRINCIPAL UNDERWRITER AND AFFILIATED BROKERS

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is the Fund’s principal underwriter. The Fund did not pay any brokerage commissions to affiliated brokers during its most recently completed fiscal year.

*  *  *  *  *

By Order of the Board of Trustees,

Rosemary K. Behan
Secretary & Chief Legal Officer

November 13, 2017

AMERICAN BEACON GROSVENOR LONG/SHORT FUND
A Series of American Beacon Funds

220 East Las Colinas Boulevard, Suite 1200
Irving, Texas 75039

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

November 13, 2017

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet or by mail relating to American Beacon Grosvenor Long/Short Fund (“Fund”), a series of American Beacon Funds (“Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

On August 23, 2017, the Board of Trustees (“Trustees” or “Board”) of the Trust approved the hiring of Electron Capital Partners, LLC (“Electron”) as a new sub-advisor to the Fund.  Electron is expected to begin managing a portion of the Fund’s assets on or about December 1, 2017.  Grosvenor Capital Management, L.P. (the “Lead Sub-Advisor”), the Fund’s lead sub-advisor,  allocates the Fund’s remaining assets among the following sub-advisors: Basswood Capital Management, LLC, Impala Asset Management LLC, Incline Global Management, LLC, Pine River Capital Management L.P., River Canyon Fund Management LLC, and Tremblant Capital LP (together with Electron, the “Sub-Advisors”).  Effective on or about November 17, 2017 Pine River will no longer serve as a sub-advisor of the Fund. The appointment of Electron has not resulted in any changes to the Fund’s investment objective or strategies, or the management fee rate paid by the Fund to the American Beacon Advisors, Inc. (“Manager”).  The Manager pays the fees of the Lead Sub-Advisor and the Lead Sub-Advisor pays the fees of the Sub-Advisors.

Additional information about the Manager, Electron, the investment advisory agreement among Electron, the Manager and the Lead Sub-Advisor, dated August 24, 2017 (“Agreement”), and the Board’s approval of the Agreement is contained in the Information Statement

Pursuant to an exemptive order that the Trust has received from the Securities and Exchange Commission, the Manager and the Trust, on behalf of the Fund, are permitted to enter into new or modified advisory agreements with existing or new unaffiliated sub-advisors with the approval of the Board, but without approval of Fund shareholders.  No action is required of you.  Therefore, We Are Not Asking You For a Proxy and You Are Requested Not To Send Us a Proxy.

This Notice of Internet Availability of the Information Statement (“Notice”) is being mailed on or about November 13, 2017 to the Fund’s shareholders of record as of October 27, 2017 (“Record Date”).  The Fund will bear the expenses incurred in connection with preparing and delivering this notification.  By sending this Notice, the Fund and the Trust are notifying you that they are making the Information Statement available to you online in lieu of mailing or sending you an email with a copy.  You may print and view the full Information Statement and the Fund’s most recent annual and semi-annual reports to shareholders on the Internet at www.americanbeaconfunds.com.  The Information Statement will be available on the website for at least 90 days after the date of this Notice.  A paper or email copy of the Information Statement and/or the Fund’s most recent annual and semi-annual reports to shareholders may be obtained, without charge, by contacting the Fund by phone at 1-800-658-5811, on the internet at www.americanbeaconfunds.com or by e-mail at americanbeaconfunds@ambeacon.com. If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one by April 2, 2018. If you have any questions about this Notice, please contact your financial advisor (if applicable) or contact the Fund at the phone number provided above.

If you invest in the Fund through a financial institution and you share an address with other Fund shareholders, you will be delivered a single copy of this Notice, unless you have instructed your financial institution to deliver separate copies.  If you receive a single copy of this Notice and wish to request additional copies, please call 1-800-658-5811.  If you wish to receive separate copies of future mailings from your financial institution, please contact the financial institution through which you invest.

APPENDIX A

AMERICAN BEACON GROSVENOR LONG/SHORT FUND OUTSTANDING SHARES
(As of October 31, 2017)

Grosvenor Long/Short Fund	A Class	C Class	Y Class	Institutional Class	Investor Class
Outstanding Shares	17,527	17,750	34,570	1,522,629	58,344
Dollar Value	$198,758	$198,090	$394,443	$17,403,659	$661,630

APPENDIX B

AMERICAN BEACON GROSVENOR LONG/SHORT FUND
BENEFICIAL OWNERS OF 5% OR MORE OF SHARES
AS OF OCTOBER 31, 2017

GROSVENOR LONG/SHORT FUND - A CLASS
Shareholder Address	Number of Shares	% of Class
LPL FINANCIAL* FBO CUSTOMER ACCOUNTS ATTN MUTUAL FUND OPERATIONS PO BOX 509046 SAN DIEGO CA 92150-9046	986	5.63%
NATIONAL FINANCIAL SERVICES LLC* FOR EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN MUTUAL FUNDS DEPT 4TH FLOOR 499 WASHINGTON BLVD JERSEY CITY NJ 07310-1995	990	5.65%
AMERICAN BEACON ADVISORS 220 LAS COLINAS BLVD E STE 1200 IRVING TX 75039-5500	15,301	87.30%
*Denotes record owner of Fund shares only

GROSVENOR LONG/SHORT FUND - C CLASS
Shareholder Address	Number of Shares	% of Class
LPL FINANCIAL* FBO CUSTOMER ACCOUNTS ATTN MUTUAL FUND OPERATIONS PO BOX 509046 SAN DIEGO CA 92150-9046	2,446	13.78%
AMERICAN BEACON ADVISORS 220 LAS COLINAS BLVD E STE 1200 IRVING TX 75039-5500	15,303	86.22%
*Denotes record owner of Fund shares only

GROSVENOR LONG/SHORT FUND - Y CLASS
Shareholder Address	Number of Shares	% of Class
CHARLES SCHWAB & CO INC* SPECIAL CUST A/C EXCLUSIVE BENEFIT OF CUSTOMERS ATTN MUTUAL FUNDS 211 MAIN ST SAN FRANCISCO CA 94105-1905	4,219	12.20%
PERSHING LLC* 1 PERSHING PLZ JERSEY CITY NJ 07399-0001	15,051	43.54%
AMERICAN BEACON ADVISORS 220 LAS COLINAS BLVD E STE 1200 IRVING TX 75039-5500	15,299	44.26%
*Denotes record owner of Fund shares only

GROSVENOR LONG/SHORT FUND - INSTITUTIONAL CLASS
Shareholder Address	Number of Shares	% of Class
AMERICAN BEACON ADVISORS 220 LAS COLINAS BLVD E STE 1200 IRVING TX 75039-5500	991,276	65.10%
GROSVENOR CAPITAL MANAGEMENT LP 900 N MICHIGAN AVE STE 1100 CHICAGO IL 60611-6558	509,985	33.49%

GROSVENOR LONG/SHORT FUND - INVESTOR CLASS
Shareholder Address	Number of Shares	% of Class
CHARLES SCHWAB & CO INC* SPECIAL CUST A/C EXCLUSIVE BENEFIT OF CUSTOMERS ATTN MUTUAL FUNDS 211 MAIN ST SAN FRANCISCO CA 94105-1905	22,739	38.97%
PERSHING LLC* 1 PERSHING PLZ JERSEY CITY NJ 07399-0001	18,662	31.99%
AMERICAN BEACON ADVISORS 220 LAS COLINAS BLVD E STE 1200 IRVING TX 75039-5500	15,302	26.23%
*Denotes record owner of Fund shares only